UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2008 (November 12, 2008)

American Dairy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah	000-27351	90-0208758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2275 Huntington Drive, #278, San Marino, California 91108
(Address, Including Zip Code, of Principal Executive Offices)

(626) 757-8885
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

(a) 1% Guaranteed Senior Secured Convertible Notes due 2012

On November 12, 2008, American Dairy, Inc. (the “Company”) and The Bank of New York Mellon, as trustee (the “Trustee”), entered into a supplemental indenture (the “Supplemental Indenture”) to each of the indentures, by and among the Company, American Flying Crane Corporation (“AFC”) and the Trustee, dated as of June 1, 2007 and June 27, 2007, as amended, respectively (together, the “Indentures”), which govern the Company’s 1% Guaranteed Senior Secured Convertible Notes due 2012 (the “2012 Notes”). The amendments contained in the Supplemental Indenture were approved by the unanimous consent of the holders of the 2012 Notes.

Under the terms of the Supplemental Indenture, the holders of the 2012 Notes were granted the option to elect that the Company repurchase all, or any portion, of a holder’s 2012 Notes, at a repurchase price of 115% of the principal amount of 2012 Notes for which such holder elected early repurchase. On November 13, 2008, the holders of 100% of the outstanding 2012 Notes elected to exercise the early repurchase option with respect to all the outstanding 2012 Notes (the “Repurchase Election”), which obligates the Company to repurchase the 2012 Notes for an aggregate amount of $92,000,000 (the “Early Repurchase Amount”), in accordance with the terms and conditions of the Supplemental Indenture. The Early Repurchase Amount is payable in a series of installments, to be completed by October 15, 2009. On November 17, 2008, the Company completed the initial installment of the repurchase, by paying $11,000,000 to the holders of the 2012 Notes, on a pro rata basis, to repurchase $9,565,217 in principal amount of the 2012 Notes.

Pursuant to the exercise of the Repurchase Election, in addition to the $11,000,000 payment that has already been made, the Company is obligated to pay an additional $4.33 million by January 15, 2009, $15.33 million by each of April 15 and July 15, 2009, and the remaining $46.0 million by October 15, 2009.

As a result of the Repurchase Election, the 2012 Notes ceased to accrue interest after November 13, 2008, subject only to failure by the Company to make the required payments of the Early Repurchase Amount, and the 2012 Notes may not be converted into shares of the Company’s common stock for so long as the Company complies with its obligation to pay the Early Repurchase Amount. Holders of the 2012 Notes may continue to exercise all other rights and privileges as a holder of the 2012 Notes under the Indentures until the 2012 Notes are repurchased in full. Failure by the Company to make the payments required by the Repurchase Election on January 15, 2009, if such failure is not cured within 15 days, would be an Event of Default (as defined in the Indentures), which would entitle the holders of at least 25% of the outstanding principal amount of the 2012 Notes to declare the entire Early Repurchase Amount, less any amount that had already been paid, immediately due and payable. Failure by the Company to make payments required by the Repurchase Election on April 15, 2009, July 15, 2009 or October 15, 2009, will not constitute an Event of Default under the Indentures, but certain waivers granted to the Company under the Supplemental Indenture would terminate, interest would recommence accruing on the 2012 Notes, and the holders of the 2012 Notes could exercise their conversion rights under the Indentures.

Certain covenant waivers and consents were granted to the Company in the Supplemental Indenture to, among other things, permit the Company to incur certain additional debt, waive leverage ratio requirements and grant liens in connection with debt incurred to fund the repurchase of the 2012 Notes, as well as certain additional debt for operating purposes. The Company also received waivers of covenants related to any termination of trading and filing of reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the previously announced, pending reaudit of the Company’s financial statements. A copy of the press release announcing the execution of the Supplemental Indenture is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(b) 7.75% Convertible Notes due October 2, 2009

Also on November 12, 2008, the Company entered into an agreement (the “ 7.75% Notes Agreement”) regarding its outstanding 7.75% Convertible Notes due October 2, 2009 (the “2009 Notes”) with the holders thereof. The agreement, among other things, resolves a claim by the holders of the 2009 Notes against the Company for approximately $4.4 million in liquidated damages for failure by the Company to have a registration statement, which would permit the holders of the 2009 Notes to resell shares of common stock issued upon conversion of such notes or in payment of interest thereon or upon exercise of warrants, declared effective with the Securities and Exchange Commission, for the period of October 1, 2007 to September 20, 2008 (the “Claim”). Pursuant to the terms of a registration rights agreement between the Company and the holders of the 2009 Notes (the “Registration Rights Agreement”) entered into in October 2006, liquidated damages accrue at a rate of 2% of the outstanding principal amount of the 2009 Notes per month for each month beyond a specified deadline that such a registration statement is not effective. Pursuant to the 7.75% Notes Agreement, in exchange for the release and settlement of the Claim, the Company issued to the holders of the 2009 Notes, on a pro rata basis, an aggregate of 216,639 shares of common stock of the Company.

In connection with the 7.75% Notes Agreement, the Company also entered into a share pledge agreement (the “Share Pledge Agreement”), an amendment to the Registration Rights Agreement (the “Amended Registration Rights Amendment”), and a waiver letter to the Registration Rights Agreement (the “Waiver Letter”). Under the terms of the Share Pledge Agreement, the holders of the 2009 Notes were granted (i) a second-priority security interest in all of the Company’s equity interests in AFC, and (ii) a second-priority security interest in the 2,664,340 shares of the Company’s common stock held by Mr. Leng You-Bin, the Company’s majority stockholder and its Chairman, Chief Executive Officer, and President. The Amended Registration Rights Amendment, among other things, eliminates the provision requiring the payment of liquidated damages but imposes a requirement to pay additional interest if a resale registration statement is not effective by certain specified dates, and imposes certain additional covenants on the Company to make, and keep current, public information available, as defined under Rule 144 of the Securities Act of 1933 (the “Securities Act”). The Waiver Letter suspends the Company’s current obligation to pay the additional interest, and provides that if the Company complies with its reporting obligations under the Exchange Act by April 15, 2009, and has a resale registration statement declared effective by June 30, 2009, then all claims for payments pursuant to the Amended Registration Rights Agreement will be waived. If the Company does not satisfy its reporting obligations by the specified deadline, or if it does not have a resale registration statement declared effective by the specified deadline, then, in each instance, it will be liable for additional interest at the rate of 1% of the outstanding principal amount of the 2009 Notes per month.

Pursuant to the 7.75% Notes Agreement, the Company also issued amended and restated 2009 Notes, and amended and restated warrants, to the holders of the currently outstanding 2009 Notes to add certain additional anti-dilution and default protections.

Section 3– Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

See section Item 1.01(b) entitled “7.75% Convertible Notes due October 2, 2009”, which is incorporated herein by reference. The shares of the Company’s common stock issued as described thereunder were issued in reliance upon the exemption from the registration requirements under the Securities Act provided by Section 4(2) thereunder.

Section 9– Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1*
Supplemental Indenture, dated as of November 12, 2008, to the Indentures, by and among the Company, American Flying Crane Corporation and Bank of New York Mellon, as Trustee, dated as of June 1, 2007 and June 27, 2007, respectively, as amended.

10.2*	Agreement Regarding 2006 Notes

10.3*	Share Pledge Agreement

10.4*	First Amendment to Registration Rights Agreement

10.5*	Waiver Letter to Registration Rights Agreement

10.6*	Form of Amended and Restated 7.75% Convertible Note

10.7*	Form of Amended and Restated Common Stock Purchase Warrant

99.1	Press Release, dated November 18, 2008.

* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DAIRY, INC.

By:	/s/ Jonathan H. Chou
Jonathan H. Chou
Chief Financial Officer

Date: November 18, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release, dated November 18, 2008.